Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Cawley, Gillespie & Associates, Inc., hereby consents to (i) the use of the oil and gas reserve information in the Concho Resources, Inc. Securities and Exchange Commission Form 10-K for the year ending December 31, 2011 and in the Concho Resources, Inc. annual report for the year ending December 31, 2011, based on the reserve report dated January 23, 2012, prepared by Cawley, Gillespie & Associates, Inc. and (ii) inclusion of our summary report dated January 23, 2012 included in Form 10-K to be filed on or about February 24, 2012 as Exhibit 23.5.

We hereby further consent to the incorporation by reference in the Registration Statements on (i) Form S-8 (file no. 333-145791), (ii) Form S-3 (file no. 333-154737), (iii) Form S-3 (file no. 333-161809) and (iv) Form S-3 (file no. 333-170941) of such information.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

J. Zane Meekins, P.E.

Executive Vice President

Fort Worth, Texas

February 24, 2012